Exhibit 99.2

DIRECTOR CONSENT

I hereby consent to serve as a director of Diffusion Pharmaceuticals Inc. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Sylvie Grégoire, PharmD.
Name:	Sylvie Grégoire PharmD.
Date:	May 10, 2023